Exhibit 10.1
May 20, 2025
To: Vaibhav Agarwal
Re: 2025 Merit Focal Letter
Dear Vaibhav,
It is my pleasure to offer you a full-time position with RingCentral, Inc. (“Company”) as Executive Vice President, Deputy Chief Financial Officer and Chief Transformation Officer, reporting directly to me (Kira Makagon).
Base Salary. Your initial annualized base salary will be $500,000, which will be paid on a semi-monthly basis, subject to applicable withholdings.
Bonus. On a quarterly basis, you will be eligible to receive a management-by-objective bonus (“MBO”) in the target gross amount of 100% of your quarterly base salary ($125,000 per quarter; $500,000 per year) based upon the achievement of performance objectives reasonably determined by the Company.
Equity Award. Subject to approval by the Board (or a sub-committee of the Board), you will be granted 63,343 restricted stock units that cover shares of the Company’s Class A common stock (“RSUs”) with an initial value of $1,500,000 (the “Initial Value”) (the “Equity Grant”)1. The initial Equity Grant RSUs will be granted to you only if you remain an employee of the Company through the grant date. Your Equity Grant RSUs shall be subject to the terms of the Company’s 2013 Equity Incentive Plan (the “2013 Plan”) and an RSU agreement between you and the Company (together with the 2013 Plan, the “Equity Documents”).  Your Equity Grant RSUs shall vest over an approximately 2-year period as follows: provided you remain a service provider of the Company on each applicable vesting date, one-eighth (1/8) of the Equity Grant will vest in equal quarterly installments on each of May 20, 2025, August 20, 2025, and November 20, 2025, and, beginning with the first quarter of 2026, for the quarters thereafter, on each Quarterly RSU Vesting Date, provided you remain a service provider of the Company through the applicable vesting date. The “Quarterly RSU Vesting Dates” are the first trading day on or after March 1, June 1, September 1 and December 1 of each year. No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment.
Performance-Based Equity Award. Subject to approval by the Board (or a sub-committee of the Board), you will be also granted 52,786 Performance-Based RSUs with an initial value of $1,250,000 (the “Performance Equity Grant RSUs”)2.  Your Performance Equity Grant RSUs shall be subject to two (2) separate one-year performance measurement periods (i.e. one for each of the 2025 and 2026 fiscal years). For each performance period, one-half (1/2) of the Performance Equity Grant RSUs shall be eligible to be earned, based on actual achievement of the performance based metrics (“Performance Metrics”). For each performance period, the number of Performance Equity Grant RSUs earned (if any) (the “Eligible Shares”) shall vest as follows: provided you remain a service provider of the Company, (A) one-half (1/2) of the total number of Eligible Shares (based on fiscal 2025 performance) shall vest on March 1, 2026 and (B) one-half (1/2) of the total number of Eligible Shares (based on fiscal 2026 performance)
1 The 63,343 RSUs granted to you is equal the Initial Value divided by the average closing price of a share of the Company’s Class A common stock (as quoted on the New York Stock Exchange) during the trading days that occur during April 2025.
2 The 52,786 Performance-Based RSUs granted to you is calculated in the same manner as your RSU Equity Grant and also be subject to the Equity Documents.

shall vest on March 1, 2027, with all vesting contingent on the achievement of the Performance Metrics. The Performance Metrics shall be reasonably determined by the Company annually and/or, in the case of Performance Metrics which apply to the Company’s overall achievement, as determined by the Board. The Performance Equity Grant RSUs shall be subject to an achievement scale, with accelerators and decelerators for over and under-performance, as well as a minimum floor and maximum accelerator achievement, which achievement scale shall be the same (or substantially the same) as the achievement scale(s) applicable to other senior executives.3 For fiscal years 2025 and 2026, the Performance Metrics and achievement scale shall be determined by the Board (or a sub-committee thereof).
No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant of any equity confer any right to continue vesting or employment.
Benefits. You will be eligible to participate in the Company’s employee benefits plans generally available to the Company’s employees subject to their terms, including any eligibility requirements. You will be provided with Company-wide paid holiday days and paid-time off in accordance with the Company’s paid time off policy, as may be amended from time to time.
Location of Work & Travel. The parties acknowledge and agree that you will be required to work primarily in the office at the Company’s headquarters (currently in Belmont, CA). Normal / reasonable executive travel is expected as part of the role.
Severance and Change of Control Equity Acceleration. You will continue to be a Section 16 officer and an “Eligible Employee” under the Company’s CoC and Severance Policy and entitled to the terms and conditions covering double-trigger equity acceleration upon a Change of Control and severance as described therein.
https://www.sec.gov/Archives/edgar/data/1384905/000138490523000053/rng-20230930x10qxex101.htm
Restrictions on Employment. By signing this offer letter, you represent and warrant that you are not party to any agreement or subject to any policy that would prevent or restrict your from engaging in activities competitive with the activities of your former employer or from directly or indirectly soliciting any employee, client or customer to leave the employ of, or transfer its business away from, your former employer, or if you are subject to such an agreement or policy, you have complied and will comply with it, and your employment with the Company does not violate any such agreement or policy. You further confirm that you will not remove or take any documents or proprietary data or materials of any kind, electronic or otherwise, from your current or former employer to the Company without written authorization from your current or former employer. If you have any questions about the ownership of particular documents or other information, discuss such questions with your former employer before removing or copying the documents or information. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or become involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company.
3 If there is a Change in Control (as defined in the CoC and Severance Policy) prior to December 31, 2025, both your 2025 and 2026 Eligible Shares will be calculated at 100% of the initial value of the Performance Equity Grant RSUs. If there is a Change in Control (as defined in the CoC and Severance Policy) after December 31, 2025, the number of Eligible Shares for fiscal year 2025 will be determined based on actual achievement of the Performance Metrics for the 2025 fiscal year and the number of 2026 Eligible Shares will be calculated at 100% of the initial value of the 2026 Performance Equity Grant RSUs. If there is a Change in Control (as defined in the CoC and Severance Policy) after December 31, 2026, the number of Eligible Shares for fiscal year 2026 will be determined based on actual achievement of the Performance Metrics for the 2026 fiscal year.

At-Will Employment. Your employment with the Company is “at will.” This means that you may terminate your employment with the Company at any time for any reason. Likewise, the Company may terminate your employment or this offer any time and for any reason. Subject to the Severance and Change of Control Equity Acceleration provision (if and as applicable), the Company may modify job titles, job duties, compensation, and benefits from time to time in its sole discretion. As a RingCentral employee, you are subject to all of our employment policies.
Prior Agreements. This letter, together with the Equity Documents and Confidential Information and Invention Assignment Agreement, supersedes and replaces any prior understandings or agreements, whether oral, written, or implied, between you and the Company regarding the matters described in this letter. Notwithstanding the foregoing, any and all other prior equity or equity based grants made to you by the Company (including, without limitation, regular RSUs or performance based RSUs) (including, without limitation, all applicable grant documents and letter agreements reflecting or evidence same) shall survive this letter and continue unaffected in accordance with their respective terms (including, without limitation, the 2013 Plan) (including, without limitation, any and all vesting schedules and performance metrics).
Choice of Law. The validity, interpretation, construction, and performance of this letter, all acts and transactions pursuant hereto, and the rights and obligations of the parties shall be governed, construed, and interpreted in accordance with the laws of the state of California without giving effect to principles of conflicts of law. Any disputes dispute arising from this letter shall be decided only in a state or federal court sitting in San Mateo County, California, which the parties expressly agree shall be the exclusive venue for any such action.
Electronic Delivery. The Company or you may, in its or your sole discretion, decide to deliver any documents, notices, consents or other communications related to this Agreement by email or any other electronic means. The parties hereby consent to (i) conduct business electronically, (ii) receive such documents, notices, consents or other communications by such electronic delivery, and (iii) sign documents electronically and agree to participate through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

Sincerely,        ACCEPTED:
/s/ Kira Makagon        /s/ Vaibhav Agarwal
Kira Makagon        Vaibhav Agarwal

EXHIBIT A
Subject to any payment delay necessary to comply with Section 409A (as defined below), your benefits under this letter that would be considered Deferred Compensation (as defined below) will be paid on, or, in the case of installments, will not commence until, the sixty-first (61st) day following your separation from service. If you die before all amounts have been paid, such unpaid amounts will be paid to your designated beneficiary, if living, or otherwise to your personal representative in a lump-sum payment (less any withholding taxes) as soon as possible following your death.
It is the intent of this letter that all payments and benefits hereunder comply with or be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and any guidance promulgated thereunder and any applicable state law requirements (“Section 409A”) so that none of the payments and benefits to be provided under this letter will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply. Each payment and benefit payable under this letter is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. You and the Company agree to work together in good faith to consider amendments to this letter and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A. Notwithstanding anything to the contrary in this letter, no separation pay or benefits to be paid or provided to you, if any, pursuant to this letter that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A (together, “Deferred Compensation”) or otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be paid or otherwise provided until you have a “separation from service” within the meaning of Section 409A.
Further, if at the time of your termination of employment, you are a “specified employee” within the meaning of Section 409A, payment of such Deferred Compensation will be delayed to the extent necessary to avoid the imposition of the additional tax imposed under Section 409A, which generally means that you will receive payment on the first payroll date that occurs on or after the date that is six (6) months and one (1) day following your termination of employment, or your death, if earlier (the “Six-Month Delay”).
All subsequent Deferred Compensation, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if you die following your termination but prior to the six (6) month anniversary of your termination, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of your death and all other Deferred Compensation will be payable in accordance with the payment schedule applicable to each payment or benefit.